UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

May 16, 2013
Date of Report (Date of earliest event reported):
On Assignment, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-20540 (Commission File Number)	95-4023433 (IRS Employer Identification No.)
26745 Malibu Hills Road, Calabasas, California (Address of principal executive offices)	91301 (Zip Code)
(818) 878-7900
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Amended and Restated Credit Agreement
On May 16, 2013, On Assignment, Inc., a Delaware corporation (the “Company”), entered into an amended and restated credit agreement with Wells Fargo Bank, National Association, as administrative agent, swing line lender and a letter of credit issuer, and the lenders party thereto. The amended and restated credit agreement is described in Item 2.03 below and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant
Amended and Restated Credit Agreement
On May 16, 2013, the Company entered into an amended and restated credit agreement with Wells Fargo Bank, National Association, as administrative agent, swing line lender and a letter of credit issuer, and the lenders party thereto. The amended and restated credit agreement consists of (i) a $100.0 million, five-year term A loan facility, (ii) a $275.0 million seven-year term B loan facility and (iii) a $125.0 million, five-year revolving loan facility, including a $10.0 million swingline subfacility and a $10.0 million subfacility for letters of credit. The amended and restated credit agreement also provides the ability to increase the loan facilities for up to the greater of $100.0 million and the amount that is equal to the greatest amount of additional debt that would not cause the Company to exceed certain specified conditions.
Borrowings under the amended and restated credit agreement bear interest through maturity at a variable rate based upon, at the Company’s option, either the Eurodollar rate or the base rate (which is the highest of the administrative agent’s prime rate, one-half of 1.00% in excess of the overnight federal funds rate, and 1.00% in excess of the one-month Eurodollar rate), plus in each case, an applicable margin. The applicable margin for Eurodollar rate loans for the revolving loans and the term A loans ranges, based on the applicable leverage ratio, from 1.75% to 2.50% per annum and the applicable margin for base rate loans ranges, based on the applicable leverage ratio, from 0.75% to 1.50% per annum. The applicable margin for Eurodollar rate loans for the term B loans is 2.50% per annum and the applicable margin for base rate loans is 1.50% per annum. The Company is required to pay a commitment fee equal to 0.40% per annum on the undrawn portion available under the revolving loan facility if its leverage ratio is greater than or equal to 3.00:1.00, a commitment fee equal to 0.35% per annum if its leverage ratio is less than 3.00:1.00 but greater than or equal to 2.50:1.00, a commitment fee equal to 0.30% per annum if its leverage ratio is less than 2.50:1.00 but greater than or equal to 2.00:1.00, and a commitment fee equal to 0.25% per annum if its leverage ratio is less than 2.00:1.00. Additionally, the Company is required to pay variable per annum fees equal to the applicable margin for Eurodollar rate loans in respect of outstanding letters of credit.
During the five years after the closing date, the Company will be required to make quarterly amortization payments on the term A loan facility in the aggregate annual amount equal to 10% of the original principal amount of the term A Loan facility. During the seven years after the closing date, the Company will be required to make quarterly amortization payments on the term B loan facility in the aggregate annual amount equal to 1% of the original principal amount of the term B Loan facility. The Company is also required to make mandatory prepayments of loans under the amended and restated credit agreement, subject to specified exceptions, from excess cash flow and with the proceeds of asset sales, debt issuances and specified other events.
The Company’s obligations under the amended and restated credit agreement are guaranteed by substantially all of its direct and indirect domestic subsidiaries. The obligations under the amended and restated credit agreement and the guarantees are secured by a lien on substantially all of the Company’s tangible and intangible property and by a pledge of all of the equity interests in its direct and indirect domestic subsidiaries and a pledge of 65% of the equity interests in its first-tier foreign subsidiaries.
In addition to other covenants, the amended and restated credit agreement places limits on the Company’s and its subsidiaries’ ability to, incur liens, incur additional indebtedness, make loans and investments, engage in mergers and acquisitions, engage in asset sales, declare dividends or redeem or repurchase capital stock, alter the business conducted by the Company and its subsidiaries, transact with affiliates, prepay, redeem or purchase subordinated debt and amend or otherwise alter debt agreements.
The amended and restated credit agreement also contains a financial covenant requiring the Company to maintain a maximum ratio of consolidated funded debt to consolidated EBITDA that ranges from 4.25:1.00 to 3.25:1.00. For the six month period ending December 30, 2013, the amended and restated credit agreement requires a maximum leverage ratio of not more than 4.25:1.00. A failure to comply with this covenant could permit the lenders under the amended and restated credit agreement to declare all amounts borrowed under the amended and restated credit agreement, together with accrued interest and fees, to be immediately due and payable.
The amended and restated credit agreement is filed as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d)    Exhibits

Exhibit No	Description
10.1
Amended and Restated Credit Agreement, dated May 16, 2013, among On Assignment, Inc., a Delaware corporation, Wells Fargo Bank, National Association, as administrative agent, swing line lender, and a letter of credit issuer, and the lenders party thereto.

SIGNATURES
According to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on May 16, 2013.
ON ASSIGNMENT, INC
/s/    Edward L. Pierce
By: Edward L. Pierce
Its: Executive Vice President and Chief Financial Officer